SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Quantum Corporation
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QUANTUM CORPORATION
__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

__________________________________

TO BE HELD ON
August 17, 2011

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Wednesday, August 17, 2011 at 8:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect nine directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012;

3.	To hold a non-binding advisory vote on executive compensation;

4.	To hold a non-binding advisory vote on the frequency of the advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The notice of the Annual Meeting and proxy materials are available at http://www.quantum.com/2011proxy. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices that identify visitors.

     The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

     Only stockholders of record at the close of business on June 20, 2011 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy via the Internet or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
June 29, 2011	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION
___________________

PROXY STATEMENT
___________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 17, 2011 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is 408-944-4000 and the Internet address for its website is http://www.quantum.com.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote. Our proxy materials are first being made available on or about June 29, 2011 to all stockholders entitled to vote at the Meeting.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 20, 2011 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 230,127,364 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $3.25 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 230,127,364 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could allocate 900 “FOR” votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.” You will need to indicate on your proxy card whether you intend to cumulate your votes.

     In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instructions card provided by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. The Company has not retained the services of a solicitor. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2012, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than March 2, 2012. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     Proposals Other than for Nominees to the Board of Directors

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2012 may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws.

     Proposals not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2012 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

     Proposals for Nominees to the Board of Directors

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws.

     Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2012 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than a proposal relating to the election of directors or the advisory vote on frequency of executive compensation vote). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than a proposal relating to the election of directors or the advisory vote on frequency of executive compensation vote).

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. A broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors, executive compensation or frequency of the executive compensation vote unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to directors, executive compensation or frequency of the executive compensation vote are counted.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2011 (“Fiscal 2011”).

Householding

     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i) contacting Broadridge by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at 408-944-4450 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     There are nine nominees for election to the Company’s Board of Directors (the “Board”) this year. All of the nominees are currently serving on the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the proxy holders will determine the manner in which to allocate the votes among the nominees. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2011, are set forth below.

Name of Nominee	Age	Director Since	Principal Occupation Since
Paul R. Auvil III*+	47	2007	Chief Financial Officer, Proofpoint, 2007
Richard E. Belluzzo	57	2002	Executive Chairman of the Board and Former Chief Executive Officer of Quantum, 2011
Michael A. Brown†	52	1995	Chairman of the Board of Line 6, 2005
			Former Chairman of Quantum, 2003
Thomas S. Buchsbaum*†	61	2005	Independent Consultant, 2005
Elizabeth A. Fetter+	52	2005	President and Chief Executive Officer of NxGen Modular, LLC, 2011
Jon W. Gacek	49	2011	President and Chief Executive Officer of Quantum, 2011
Joseph A. Marengi+	57	2007	Venture Partner, Austin Ventures, 2007
David E. Roberson*	56	2011	Former Senior Vice President within the Enterprise Servers, Storage and Networking Group, HP, 2011
Dennis P. Wolf*	58	2007	Executive Vice President, Chief Financial Officer, Fusion-io, 2009
____________________

*	Member of the Audit Committee.
+	Member of the Leadership and Compensation Committee.
†	Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc., a provider of messaging security solutions, since March 2007. Before Proofpoint, Mr. Auvil was an entrepreneur-in-residence for six months with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. From August 2002 to July 2006, Mr. Auvil was Chief Financial Officer of VMware, Inc. Prior to joining VMware, Mr. Auvil served four years as Chief Financial Officer at Vitria Technology. Earlier in his career, he spent ten years at VLSI Technology, ultimately becoming vice president and general manager of the Internet and Secure Products Division. Mr. Auvil also serves on the board of Marin Software. Mr. Auvil is a member of the Company’s Audit Committee and the Leadership and Compensation Committee. We believe that Mr. Auvil possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and accounting expertise.

     Mr. Richard E. Belluzzo has served as Executive Chairman of the Board since April 2011. Previously, he was Chief Executive Officer of Quantum from September 2002 to April 2011 and Chairman of the Board from July 2003 to April 2011. Before joining Quantum, from September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently President and Chief Operating Officer. Prior to Microsoft, from January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. Before his tenure at Silicon Graphics, from 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard, most recently as Executive Vice President of the computer organization. Currently Mr. Belluzzo is a member of the board of directors of PMC-Sierra, Inc. and JDS Uniphase Corporation. We believe that Mr. Belluzzo possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our former Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to the Board, and his executive experience with public companies.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of Quantum’s Board from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6 and is on the boards of Symantec Corporation, Mozes, Inc., a privately-held mobile marketing company and Echo Nest, a privately-held music intelligence platform company. He previously served on the boards of Nektar Therapeutics from September 2002 to December 2009 and of Digital Impact from 1999 to April 2005. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee. We believe that Mr. Brown possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our former Chief Executive Officer, which brings historic knowledge, operational expertise and continuity to the Board, and his experience with joint ventures, manufacturing partnerships, marketing partnerships and managing customer relationships.

     Mr. Thomas S. Buchsbaum has been an independent consultant since March 2005. From March 1997 to March 2005, Mr. Buchsbaum served as vice president of the U.S. Federal Business Segment, as well as Vice President and General Manager of the K12 and Higher Education customer segments of Dell, Inc. Before Dell, Mr. Buchsbaum spent ten years at Zenith Data Systems, a computer manufacturing company, until February 1997, where he was General Manager for the federal systems business unit and General Manager of the state and local government and education segments. From 1989 to 2004, Mr. Buchsbaum served on the board of directors and the compensation committee of Group 1 Software, Inc., an application software provider. Mr. Buchsbaum also serves as an advisor to the board of Dick Blick Holdings and is a member of the Advisory Board of Augmentix Corp., a wholly owned unit of Entorian Technologies, Inc. Mr. Buchsbaum is the Board’s lead independent director and is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee. We believe that Mr. Buchsbaum possesses specific attributes that qualify him to serve as a member of the Board, including his management experience in relevant industries and his general strategic and operational experience.

     Ms. Elizabeth A. Fetter has served as President and Chief Executive Officer of NxGen Modular, a provider of modular data centers and components since April 2011. Previously, in 2007 she served as President and Chief Executive Officer and a director of Jacent Technologies, Inc., an order automation company for the restaurant industry. From October 2001 to November 2004, she served as President and Chief Executive Officer, and a director, of QRS Corp., a retail supply chain software and services company. Prior to joining QRS, from March 1999 to April 2001, Ms. Fetter was President, Chief Executive Officer, and a director, of NorthPoint Communications, a broadband services company, and from January 1998 to March 1999 was Vice President and General Manager of the Consumer Services Group at US West (now Qwest), a telecommunications company. Before US West, she was an officer at SBC/Pacific Bell, where she held a number of senior leadership positions. Ms. Fetter also serves on the board of directors of Symmetricom, Inc. and several non-profit organizations. Previously, Ms. Fetter also served on the board of Ikanos Communications, Inc from June 2008 to August 2009. Ms. Fetter is the Chair of the Company’s Leadership and Compensation Committee. We believe that Ms. Fetter possesses specific attributes that qualify her to serve as a member of the Board, including her management experience in relevant industries and her general strategic and operational experience.

     Mr. Jon W. Gacek became President and Chief Executive Officer in April 2011, and was President and Chief Operating Officer from January 2011 through March 2011. He joined Quantum as Executive Vice President and Chief Financial Officer in August 2006, upon Quantum’s acquisition of ADIC and was promoted to Executive Vice President, Chief Financial Officer and Chief Operating Officer in June 2009. Previously, he served as the Chief Financial Officer at ADIC from 1999 to 2006 and also led Operations during his last three years there. Prior to ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLP and led the Technology Practice in the firm’s Seattle office. While at PricewaterhouseCoopers LLP, he assisted several private equity investment firms with a number of mergers, acquisitions, leveraged buyouts and other transactions. Mr. Gacek serves on the board of directors for Market Leader, Inc. and Power-One, Inc. We believe that Mr. Gacek possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our Chief Executive Officer, which brings operational expertise to the Board, and his financial and accounting expertise.

     Mr. Joseph A. Marengi has been employed as a venture partner for Austin Ventures, a venture capital firm, since August 2007. His focus is on the hardware and software industry. Prior to joining Austin Ventures, he worked for Dell, Inc. from June 1997 to March 2007, serving as Senior Vice President of the Corporate Business Group for four years before becoming Senior Vice President of Dell Americas and later Senior Vice President of the Commercial Business Group. Previously, Mr. Marengi served in various executive leadership roles at Novell Systems, Inc., most recently as President and Chief Operating Officer of Channels. Prior to Novell, Mr. Marengi held various executive, sales and information management positions in the technology and defense industries. Mr. Marengi also serves on the board of directors of Hovnanian Enterprises, Inc. and of Entorian Technologies, Inc. Mr. Marengi is a member of the Company’s Leadership and Compensation Committee. We believe that Mr. Marengi possesses specific attributes that qualify him to serve as a member of the Board, including his years of business and industry experience, particularly in sales management and his experience in the venture capital industry.

     Mr. David E. Roberson served as Senior Vice President within the Enterprise Servers, Storage and Networking Group for HP from May 2007 to May 2011, where he also was General Manager of the StorageWorks Division from May 2007 to October 2010. Prior to that, Mr. Roberson spent 26 years at Hitachi Data Systems, starting as corporate counsel and rising through the company to become President and CEO, a position he held from 2006 to May 2007. He also served as President and Chief Operating Officer from 2002 to 2006 and Chief Operating Officer from 2000 to 2002. Mr. Roberson began his technology career at Amdahl Corporation in 1980, following posts as adjunct professor at Golden Gate University School of Law and research director at Hastings College of Law. He also serves on the boards of International Game Technology and TransLattice, Inc. Mr. Roberson is a member of the Company’s Audit Committee. We believe that Mr. Roberson possesses specific attributes that qualify him to serve as a member of the Board, including his industry knowledge and executive experience.

     Mr. Dennis P. Wolf has served as Executive Vice President, Chief Financial Officer of Fusion-io, provider of a flash-based, solid-state memory tier, since November 2009. Prior to that, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Finjan Software, Inc. from January 2009 to May 2009. From July 2005 to February 2008, he served as Executive Vice President and Chief Financial Officer of MySQL, AB, an open source database company, where he was responsible for managing the company’s finance, HR, legal, administration and operations until MySQL was acquired by Sun Microsystems. From March 2005 through June 2005, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Hercules Technology Growth Capital, including during the company’s initial public offering. From February 2003 to June 2005, Mr. Wolf served as Chief Financial Officer and Executive Vice President of Omnicell, Inc., where he was responsible for finance, operations and research and development. Prior to Omnicell, Mr. Wolf held financial management positions for public high technology companies including Credence Systems, Centigram, Apple Computer and Sun Microsystems. He also currently serves on the board and as chair of the audit committee of Codexis, Inc. He previously served as a board member and chair of the audit committee of Komag from March 2005 to September 2007 and Vitria Technology from July 2003 to October 2006, on the board and audit committee of BigBand Networks, Inc. from October 2009 to April 2011 and on the board of Avanex Corporation from April 2008 to April 2009. Mr. Wolf is the Chair of the Company’s Audit Committee. We believe that Mr. Wolf possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his financial and accounting expertise with both public and private companies.

Board Independence

     Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the director nominees standing for election, other than Richard E. Belluzzo and Jon W. Gacek, has any material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum) and that such nominees (other than Mssrs. Belluzzo and Gacek) are independent within the meaning of Quantum’s director independence standards set forth in Quantum’s Corporate Governance Principles, a copy of which may be found on our website located at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” These standards reflect all applicable regulations, including the rules of the NYSE and the SEC.

Board Meetings and Committees

     The Board of Directors of the Company held a total of six (6) meetings during Fiscal 2011. In addition, in Fiscal 2011, the independent directors held four (4) meetings without management present. During Fiscal 2011, each director standing for election attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2011 annual meeting attended our 2011 annual meeting.

     The Company has an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. Thomas S. Buchsbaum is the Company’s lead independent director and as such presides at the independent directors’ meetings.

     The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. Dennis P. Wolf, Chair of the committee, Mr. Paul R. Auvil, Mr. Thomas S. Buchsbaum, Mr. Edward M. Esber, Jr. and Mr. David E. Roberson, all of whom are independent directors and financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that Dennis P. Wolf is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm without the presence of management. The Audit Committee held a total of nine (9) meetings during Fiscal 2011.

     The Leadership and Compensation Committee of the Board is currently composed of Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil and Mr. Joseph A. Marengi, all of whom are independent directors, as defined in the applicable NYSE listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Company’s lead independent director typically attends the Leadership and Compensation Committee meetings. The Leadership and Compensation Committee held a total of six (6) meetings during Fiscal 2011. The Leadership and Compensation Committee operates under a written charter that is reviewed by the Board on an annual basis, and that is available on the Company’s website at www.quantum.com. The charter was last reviewed and approved on August 18, 2010. The Leadership and Compensation Committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The Leadership and Compensation Committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation and (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team.

     The Leadership and Compensation Committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the Leadership and Compensation Committee may not delegate its authority as it relates to the compensation of the CEO and the other executive officers), but did not do so during Fiscal 2011. The Leadership and Compensation Committee is also empowered to hire outside advisors in connection with performing its duties.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Michael A. Brown, Chair of the committee, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors, as defined in the applicable NYSE listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a lead independent director, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held five (5) meetings during Fiscal 2011.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Contact Investor Relations” and then clicking on “Information Request Form.”

Board’s Role in Risk Oversight

     The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board of Directors, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.

     While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.

Leadership Structure

     The current leadership structure of the Board consists of an Executive Chairman and a lead independent director. Effective April 1, 2011, the Board appointed Mr. Rick Belluzzo, our former Chief Executive Officer and Chairman of the Board, to serve as Executive Chairman. The Board believes that having both an Executive Chairman and a lead independent director is the appropriate leadership structure for the Board at this time.

     The Board considers the Executive Chairman position to be a transitional role given the recent Chief Executive Officer change. Given Mr. Belluzzo’s management experience and in-depth knowledge of the Company, the Board believes the Executive Chairman can effectively lead the Board in its oversight role, except during the independent directors’ executive sessions, act as chair for board meetings and work with the Chief Executive Officer to establish and manage the board meeting agendas. In addition, the Executive Chairman is focused on ensuring a smooth and successful transition for the incoming Chief Executive Officer.

     At the same time, the Company and its stockholders benefit from having a lead independent director to provide independent Board leadership with significant responsibilities, which are set forth in the Company’s Corporate Governance Principles, and include:
  To facilitate regular meetings of the Company’s independent directors (without management present) and to set the agenda and establish the frequency of these meetings;
  To collaborate with the Executive Chairman of the Board on the agenda for Board meetings; and
  To act as a liaison to shareholders who request direct communication with the Board.
     Mr. Jon Gacek, our President and Chief Executive Officer, also serves on the Board, providing the Board with detailed knowledge of the day-to-day operations and bringing his perspective into the Board discussions and decisions.

Director Education

     The Company’s Corporate Governance Principles encourage directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments. In Fiscal 2011, two directors attended several director education programs, one of whom obtained the professional director certification from the American College of Directors.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the SEC. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “About Us” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:
  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.
General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:
  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.

  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.
     The Board believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     Furthermore, the nominees represent a diverse group of business leaders. Most of the nominees either held or are currently holding senior leadership positions at major companies. All of the nominees also have experience serving on boards of directors, advisory boards and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies.

     The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the nominees mentioned above provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.

     All of the nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Company’s lead independent director, the independent directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110, or by email at BoardofDirectors@Quantum.com. If any such interested parties wish to contact the Board, a member of the Audit Committee, the Company’s lead independent director, our independent directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such parties may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     The Leadership and Compensation Committee, together with the full Board, are responsible for determining the amount and form of compensation for the Company’s non-employee directors. The Company’s management team (specifically, the Company’s CEO and Senior Vice President of Human Resources) provides information, analysis and recommendations to the Leadership and Compensation Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Leadership and Compensation Committee’s compensation consultant as identified in the Compensation Discussion & Analysis also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer group and to the broader technology market), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. For Fiscal 2011, the Leadership and Compensation Committee’s compensation consultant conducted a comprehensive review of the compensation program for the Company’s non-employee directors. As a result of this review, the consultant recommended to the Leadership and Compensation Committee that it revise the equity compensation portion of the program to establish standard initial and annual equity awards using a “target value” approach. In the case of an initial award to a new non-employee director, the consultant recommended that the equity award have a value of $125,000 and, in the case of the annual award to continuing non-employee directors, the consultant recommended that the equity award have a value of $100,000. The consultant also recommended that equity awards be made in the form of restricted stock units, with the number of shares underlying the awards to be determined at the time of grant based on market price of the Company’s common stock at that time. While the Leadership and Compensation Committee carefully considers all of the information and recommendations made by members of management and its compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Leadership and Compensation Committee and the Board. The Leadership and Compensation Committee and the Board approved the consultant’s recommendations for Fiscal 2011 but specifically capped the number of shares subject to restricted stock unit awards to be granted as the annual equity award to 50,000 shares.

     During Fiscal 2011, Nonemployee Directors received quarterly retainers of $10,000 and an additional quarterly retainer of $1,875 for serving on the Corporate Governance and Nominating Committee, $2,500 for serving on the Leadership and Compensation Committee and $3,125 for serving on the Audit Committee, all of which were paid in cash.

     In addition, during Fiscal 2011, the Chair of each Board committee and the lead independent director received the following quarterly retainers, all of which were paid in cash: $6,250 for the lead independent director, $1,875 for the Chair of the Corporate Governance and Nominating Committee, $1,875 for the Chair of the Audit Committee for the first two quarters of Fiscal 2011 and $3,125 for the last two quarters of Fiscal 2011, and $1,250 for the Chair of the Leadership and Compensation Committee for the first two quarters of Fiscal 2011 and $1,875 for the last two quarters of Fiscal 2011. No per-meeting fees were paid.

     During Fiscal 2011, each Nonemployee Director also received a grant of restricted stock units under the Nonemployee Director Equity Incentive Plan, as amended and restated on November 10, 2007 (the “Plan”), which was approved by the Company’s stockholders at the 2003 and the 2007 annual meetings of Stockholders. The Board, in its discretion, selects Nonemployee Directors to whom options and/or other forms of equity awards may be granted, the time or times at which such options and/or other equity awards may be granted, the number of shares subject to each grant and the period over which such options become exercisable. During Fiscal 2011, each Nonemployee Director received 50,000 restricted stock units. The restricted stock units vest as follows: 25% vests on each of December 1, 2010, March 1, 2011, June 1, 2011 and August 17, 2011.

     The Board generally may amend or terminate the Plan at any time and for any reason, except that the Board will obtain stockholder approval for material amendments to such plan, as required by the rules of the NYSE.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

     Compensation paid to the Nonemployee Directors during Fiscal 2011 is set forth in the following table.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(4)	Option Awards (3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Auvil III, Paul R.	$62,500	$72,500	$0	$0	$0	$0	$135,000
Brown, Michael A.	$55,000	$72,500	$0	$0	$0	$0	$127,500
Buchsbaum, Thomas S.	$85,000	$72,500	$0	$0	$0	$0	$157,500
Esber, Jr., Edward M.	$60,000	$72,500	$0	$0	$0	$0	$132,500
Fetter, Elizabeth A.	$56,250	$72,500	$0	$0	$0	$0	$128,750
Marengi, Joseph A.	$50,000	$72,500	$0	$0	$0	$0	$122,500
Pasternack, Bruce A.	$25,000	$0	$0	$0	$0	$0	$25,000
Wolf, Dennis P.	$62,500	$72,500	$0	$0	$0	$0	$135,000

____________________

(1)	Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Lead Independent Director Retainer	Total Fees Earned or Paid in Cash
Auvil III, Paul R.	$40,000	$22,500	$0	$0	$62,500
Brown, Michael A.	$40,000	$7,500	$7,500	$0	$55,000
Buchsbaum, Thomas S.	$40,000	$20,000	$0	$25,000	$85,000
Esber, Jr., Edward M.	$40,000	$20,000	$0	$0	$60,000
Fetter, Elizabeth A.	$40,000	$10,000	$6,250	$0	$56,250
Marengi, Joseph A.	$40,000	$10,000	$0	$0	$50,000
Pasternack, Bruce A.	$20,000	$5,000	$0	$0	$25,000
Wolf, Dennis P.	$40,000	$12,500	$10,000	$0	$62,500
____________________

(2)	Each nonemployee director received a restricted stock unit award covering 50,000 shares of the Company’s common stock on September 1, 2010. The value of these awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 14, 2011.

(3)	No stock options were granted to the nonemployee directors in Fiscal 2011.

(4)	Outstanding equity awards held by each of the nonemployee directors as of March 31, 2011 are as follows:

Name	Awards Outstanding	Options Outstanding	Total Equity Awards Outstanding
Auvil III, Paul R.	25,000	149,000	174,000
Brown, Michael A.	25,000	187,000	212,000
Buchsbaum, Thomas S.	25,000	206,167	231,167
Esber, Jr., Edward M.	25,000	285,750	310,750
Fetter, Elizabeth A.	25,000	194,500	219,500
Marengi, Joseph A.	25,000	160,000	185,000
Wolf, Dennis P.	25,000	10,500	35,500

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil and Mr. Joseph A. Marengi. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than nine (9) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate has been properly nominated in accordance with the Company’s Bylaws and a proxy card has been submitted to the Company in accordance with this Proxy Statement. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2012. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules in the “Compensation Discussion & Analysis” section of this Proxy statement and the compensation tables thereafter. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices underlying our executive compensation program.

     The say-on-pay vote is advisory, and therefore not binding on the Company, the Leadership and Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Leadership and Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Leadership and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Leadership and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

     As discussed in the Compensation Discussion & Analysis below, the Leadership and Compensation Committee and the Board of Directors believes that our current executive compensation program directly links executive compensation to our Company’s performance and effectively aligns the interests of our executive officers with those of our stockholders. We urge our stockholders to read the Compensation Discussion & Analysis which describes our executive compensation program in detail, including our executive compensation philosophy and program objectives, and the Fiscal 2011 compensation of our executive officers. Following is a summary of the key aspects of our Fiscal 2011 executive compensation program:
  Except for the base salary increases provided to Mr. Gacek (to reflect his assumption of additional responsibilities in connection with his dual role of Chief Operating Officer and Chief Financial Officer) and to Ms. Breard (in connection with her promotion to Chief Financial Officer), none of our executive officers received a base salary increase in Fiscal 2011.
  We paid no bonuses to our executive officers for Fiscal 2011 as the Company’s financial performance for Fiscal 2011 was below the pre-established target performance levels established for purposes of funding our executive bonus plan.
  We granted restricted stock unit awards to our executive officers that are intended to link their interests with those of our stockholders. Although we targeted the median grant date value of equity awards granted to executives holding comparable positions at our peer companies for our Fiscal 2011 equity awards, the grant date value of our actual Fiscal 2011 equity awards was substantially below that market median grant date value which was a reflection of our depressed stock price at the time of the awards.
  We adopted stock ownership guidelines for our CEO and for our non-employee directors. Under these guidelines, our CEO is to own shares with a market value at least three times his annual base salary and our non-employee directors are to own shares with a market value at least three times their annual retainer.
  Our executive officers are eligible to receive payments and benefits only in the event of a change of control of the Company and a qualifying termination of employment (a “double-trigger” arrangement). Effective with the beginning of Fiscal 2012, we amended the change of control agreements for our executive officers, including our CEO, to reduce the amount to be paid in connection with a change of control of the Company and to eliminate the payment of a tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.
  Except for a nominal financial counseling and tax return preparation benefit and a non-qualified deferred compensation plan, we do not provide any perquisites or other personal benefits to our executive officers.
  We reduced our annual burn rate from 6.39% for Fiscal 2010 to 4.00% for Fiscal 2011 and we reduced our three-year average burn rate from 5.15% at the end of Fiscal 2010 to 4.81% at the end of Fiscal 2011 (which was well below the three-year average burn cap of 5.84% established by Institutional Shareholder Services Inc. (“ISS”) for our industry group). (See “Establishment of Stock Pool for Equity Awards” in the Compensation Discussion and Analysis for the definition of “burn rate.”)
  We reduced our total overhang from 23.71% at the end of Fiscal 2010 to 18.02% at the end of Fiscal 2011. (See “Establishment of Stock Pool for Equity Awards” in the Compensation Discussion and Analysis for the definition of “overhang.”)
  In Fiscal 2011, the Leadership and Compensation Committee reviewed our compensation programs and determined that they do not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

     WE BELIEVE THAT THE INFORMATION PROVIDED ABOVE AND WITHIN THE COMPENSATION DISCUSSION & ANALYSIS SECTION, AND THE COMPENSATION TABLES AND NARRATIVE DISCUSSION FOLLOWING THE COMPENSATION TABLES, OF THIS PROXY STATEMENT DEMONSTRATES THAT OUR EXECUTIVE COMPENSATION PROGRAM IS DESIGNED APPROPRIATELY, IS PERFORMANCE-BASED AND IS WORKING TO ENSURE THAT THE INTERESTS OF OUR EXECUTIVE OFFICERS ARE ALIGNED WITH THE INTERESTS OF OUR STOCKHOLDERS TO SUPPORT LONG-TERM VALUE CREATION. ACCORDINGLY, WE ASK OUR STOCKHOLDERS TO VOTE “FOR” THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosure.”

     The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required for advisory approval of this proposal.

PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek an advisory (non-binding) vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal Three of this Proxy Statement. By voting on this Proposal Four, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years, or if they prefer, they may abstain from casting a vote. Stockholders are not voting to approve or disapprove our Board of Director’s recommendation.

     We have determined and believe that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and our stockholders and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. In determining to recommend an annual advisory vote, the Board of Directors concluded that an annual vote will allow our stockholders the opportunity to provide timely, direct input regarding our overall compensation philosophy, policies and practices as disclosed in the proxy statement each year.

     The Company recognizes that our stockholders may have different views as to the most appropriate frequency for conducting the advisory vote and we look forward to hearing from our stockholders as to their preferences on the frequency of the advisory vote.

     This vote is advisory and is not binding on the Company or our Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board of Directors may decide that it is in the best interests of our stockholders and the Company to conduct future advisory votes less frequently than annually. A plurality of the votes cast on this proposal is required for advisory approval of this proposal, which means that the choice of frequency that receives the highest votes will be considered the advisory vote of our stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL VOTE AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION. THE OPTION RECEIVING THE GREATEST NUMBER OF VOTES (EVERY ONE, TWO OR THREE YEARS) WILL BE CONSIDERED THE FREQUENCY SELECTED BY STOCKHOLDERS.

COMPENSATION DISCUSSION & ANALYSIS

     This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy and material elements of compensation provided to the executive officers of the Company who served as our principal executive officer and principal financial officer during Fiscal 2011, as well as to the three executive officers who were the next most highly-compensated executive officers as of the end of Fiscal 2011. These individuals are:
  Richard E. Belluzzo, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);
  Jon W. Gacek, our President and Chief Operating Officer (and who also served as Chief Financial Officer for a part of the fiscal year) (our “COO”);
  Linda M. Breard, our Chief Financial Officer (our “CFO”);
  William C. Britts, our Executive Vice President, Sales, Marketing & Service;
  Shawn D. Hall, our Senior Vice President, General Counsel and Secretary; and
  Barbara L. Barrett, our Senior Vice President, Human Resources.
     These executive officers were our named executive officers for Fiscal 2011.

     Changes in Executive Officers

     Effective April 1, 2011, the first day of Fiscal 2012, we made several changes to our senior management team. These changes are as follows:
  Mr. Belluzzo stepped down as our CEO and was appointed to the newly created position of Executive Chairman of the Board of Directors;
  Mr. Gacek was appointed our CEO;
  Janae S. Lee, our Senior Vice President, Filesystem and Archive Products, was elected an executive officer;
  Rob S. Clark, our Senior Vice President, Disk and Tape Product Group, was elected an executive officer; and
  Barbara L. Barrett, our Senior Vice President, Human Resources, is no longer an executive officer.
     New Compensation Arrangements for Mr. Belluzzo and Mr. Gacek

     Our Board of Directors approved the following compensation arrangements for Mr. Belluzzo and Mr. Gacek in their new roles:

     Mr. Belluzzo

     Mr. Belluzzo will serve in his new role through August 15, 2012. The primary objective for Mr. Belluzzo in his new role is to ensure a smooth and successful transition to Mr. Gacek as incoming CEO. Mr. Belluzzo will be paid an annual base salary of $350,000 and was provided a one-time cash bonus award of $450,000 in recognition of his past service to the Company. Mr. Belluzzo’s outstanding unvested restricted stock units that were scheduled to vest in July, 2013 will now vest ratably each month beginning on June 1, 2011 and continuing through July 1, 2012.

     Mr. Gacek

     In his role as CEO, Mr. Gacek will be paid an annual base salary of $585,000 and his target annual bonus award opportunity was increased from 70% of base salary to 100% of base salary, which is the same bonus target Mr. Belluzzo had as CEO. Mr. Gacek was granted (i) an option to purchase 1.3 million shares of our common stock at a price equal to the fair market value of our stock on the grant date and (ii) 300,000 restricted stock units. The stock options will vest over four years and the restricted stock units will vest over three years. Mr. Gacek will not be eligible for another equity award until 2013.

     Executive Summary of Fiscal 2011

     We are the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, we provide a comprehensive, integrated range of disk, tape and software solutions.

     At the beginning of Fiscal 2011, we established goals for the year that we believed would position us for stronger performance in Fiscal 2011 through revenue growth from newer products as well as increasing our engagement with channel partners. Our specific goals for Fiscal 2011 were:
  To increase revenue from disk systems and software solutions;
  To gain share in the open systems automation market; and
  To deliver new technology in order to extend our ability to grow.
     Our financial highlights for Fiscal 2011 were as follows:
  Total revenue for the year was largely flat from Fiscal 2010 ($672 million compared to $681 million). The decrease in revenue was primarily due to expected reductions in OEM revenue.
  Branded revenue, which represented 79% of total non-royalty revenue for the year, grew 5% for the year. Branded disk systems and software revenue, which grew significantly, was a key contributor to this year-over-year growth. Although branded tape automation revenue was down slightly for the year, this decline was less than that of the market.
  GAAP gross margin rate was 42.1% up from 41.1% in Fiscal 2010.
  GAAP net income for Fiscal 2011 was $5 million, or 2 cents per basic share, compared to net income of $17 million, or 8 cents per share, in the prior year.
  We paid down $82 million of senior debt during the year.
     Our business/product highlights for Fiscal 2011 were as follows:
  We introduced a new enterprise tape library, the Scalar i6000.
  We released the DXi4500 family of turnkey disk appliances.
  We introduced a new deduplication and replication appliance, the DXi6700.
  We introduced a new high-performance backup and deduplication system, the DXi8500.
  We released the DXi 2.0 software platform for our mid-range DXi®-Series disk backup and deduplication solutions.
     Highlights of Fiscal 2011 Executive Compensation

     Following are the highlights of the compensation actions taken in Fiscal 2011:

          Base Salaries
  Except for base salary increases provided to Mr. Gacek to reflect his assumption of additional responsibilities in connection with his dual role of Chief Operating Officer and Chief Financial Officer and to Ms. Breard (in connection with her promotion to Chief Financial Officer), none of our executive officers received a base salary increase in Fiscal 2011.
          Bonus Awards
  For Fiscal 2011, we failed to achieve our pre-established annual performance target under the annual bonus plan for executive officers. Consequently, there were no bonus awards paid to any of our executive officers for Fiscal 2011 based on the bonus plan’s funding formula.

          Equity Awards
  In Fiscal 2011, we granted equity awards to each of our executive officers that are intended to link their interests with those of our stockholders. The amount of these equity awards were based on both individual performance and on a comparison with the competitive market for annual equity awards for comparable executive positions. Because we fell short of achieving our financial performance targets for Fiscal 2011, which resulted in a lower than expected stock price, the economic value of these equity awards to our executive officers on the date of grant was well below the competitive market in each case.
          Other Actions
  We adopted stock ownership guidelines for our CEO and for our non-employee directors. For our CEO, the ownership guideline is three times annual base salary and for our non-employee directors the ownership guideline is three times annual retainer.
  We amended the change of control agreements for our executive officers to: (i) reduce the protection period following a change of control from 18 months to 12 months; (ii) reduce the multiple of base salary and bonus award provided in the event of a change of control (from 3x to 2x for our CEO and from 2x to 1.5x for our other executive officers); and (iii) eliminated the payment of a tax gross-up to offset any excise tax incurred as a result of any payment under the change of control agreements.
  We reduced our annual burn rate from 6.39% for Fiscal 2010 to 4.00% for Fiscal 2011 and we reduced our 3-year average burn rate from 5.15% at the end of Fiscal 2010 to 4.81% at the end of Fiscal 2011 (which was well below the ISS three-year average burn cap of 5.84% for our industry group). We also reduced our total overhang from 23.71% at the end Fiscal 2010 to 18.02% at the end of Fiscal 2011. (See “Establishment of Stock Pool for Equity Awards” below for the definitions of “burn rate” and “overhang.”)
     The Summary Compensation Table which follows this CD&A details the compensation actually paid to our executive officers during Fiscal 2011. The equity awards included in the Summary Compensation Table are the equity awards granted in Fiscal 2011 and relate to Company and individual performance during Fiscal 2010. (The equity awards related to Fiscal 2011 performance will not be determined until after the completion and filing of this Proxy Statement and will be reported and discussed in the Fiscal 2012 proxy statement.) The bonus awards included in the Summary Compensation Table are the bonus awards actually paid in Fiscal 2011 and relate to Company and individual performance during Fiscal 2010. As noted above, there were no bonus awards paid with respect to Fiscal 2011 performance.

     Compensation Philosophy

     Pay for Performance Compensation Philosophy and Objectives

     The Leadership and Compensation Committee of the Board of Directors (the “Committee”) believes that our executive compensation program should facilitate achievement of the Company's short-term and long-term business objectives. To this end, the Committee aims to attract, motivate and retain the most qualified executive talent to accomplish these objectives. The Committee believes in an overarching pay-for-performance philosophy under which the design of the executive compensation program, and the compensation levels provided to our executive officers under the executive compensation program, should be heavily connected to overall Company and individual performance.

     Our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels (established by the Committee as the market median) and to reward superior Company and individual performance with above-market compensation. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance, as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual annual executive compensation is expected to be below the market median if the Company and/or the executive officer do not achieve the designated performance objectives, as has been the case in recent years. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.

     Process for Determining Executive Compensation

     Role of the Leadership and Compensation Committee – The Committee oversees and approves all compensation and benefit arrangements for our executive officers. In the case of the compensation of our CEO, the Committee, together with the other independent members of the Board of Directors, reviews and approves his compensation. A substantial portion of the Committee’s work involves an annual review of our executive compensation program, determining total compensation levels for our executive officers and evaluating Company and individual executive officer performance. The Committee considers a variety of factors when determining our executive compensation program and total compensation levels. These factors include the recommendations of our CEO, CFO and Senior Vice President, Human Resources, the recommendations of the Committee’s compensation consultant, and the results of competitive studies and analyses prepared by the Committee’s compensation consultant and those prepared by management.

     Role of Compensation Consultant – During Fiscal 2011, the Committee engaged Compensia, Inc., a national executive compensation consulting firm (the “Consultant”), to provide analysis of the market competitiveness of our executive compensation program, against both the Company’s peer group and the broader high-technology market, advice regarding current trends and developments in executive compensation and specific executive compensation program design and individual executive compensation recommendations, including advice with respect to Fiscal 2011 base salary adjustments, bonus awards and equity awards for the executive officers. The Consultant serves at the discretion of the Committee and provides services only to the Committee. The Consultant regularly meets with the Committee both with and without management present.

     Role of Management – Our CEO, CFO and Senior Vice President, Human Resources provide recommendations to the Committee on various executive compensation matters, including target compensation levels, compensation program design, annual corporate performance metrics and target levels and evaluations of corporate and executive officer performance. Management also provides the Committee with competitive market data from various national survey sources to supplement the market data provided by the Consultant. In addition, as discussed below, our CEO makes individual compensation recommendations to the Committee for our executive officers. While the Committee considers all recommendations made by management, ultimate authority for all compensation decisions regarding our executive officers, other than our CEO, rests with the Committee and, in the case of our CEO, rests with the Committee together with the other independent members of the Board of Directors. Certain members of management, including our CEO, our CFO, our Senior Vice President, General Counsel and our Senior Vice President, Human Resources, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee discusses and determines their compensation. The Committee also may meet without any members of management present at any time.

     Competitive Positioning – The Committee considers the compensation market data provided by the Consultant and management. This includes data from the Company’s peer group and from the Radford Global Technology Survey of similarly sized high-technology companies ($500 million to $999.9 million in annual revenue) to determine market-competitive compensation levels (i.e., the market median).

     For Fiscal 2011, the Committee developed, with the assistance of the Consultant, a peer group of 18 technology companies (the “Peer Group”). In recommending the specific companies to include in the Peer Group, the Consultant used the following selection criteria:
  Technology hardware and equipment companies;
  Inclusion of smaller, high-growth companies in the Company’s area of focus (high-technology storage solutions); and
  Comparability to the Company in terms of revenue, market capitalization and number of employees.
     Based on the above criteria, the Consultant recommended, and the Committee approved, the following Peer Group for Fiscal 2011:

Company	Annual Revenue ($ in millions)	Market Capitalization ($ in millions)	Employees
3PAR, Inc.	$186.2	$765.9	614
Avid Technology Inc.	$726.0	$560.4	2,350
Avocent Corporation	$611.3	$1,102.1	1,099
Black Box Corporation	$992.2	$473.3	4,542
Brocade Communications Systems, Inc.	$1,829.7	$4,008.0	3,866
Checkpoint Systems, Inc.	$812.1	$733.6	3,878
CommVault Systems, Inc.	$239.8	$910.7	1,070
Compellent Technologies, Inc.	$108.4	$618.6	290
Emulex Corp.	$378.2	$991.7	768
F5 Networks, Inc.	$649.2	$3,431.0	1,694
Hutchison Technology Incorporated	$469.1	$180.2	4,591
Imation Corp.	$1,930.8	$367.7	1,270
Integrated Device Technology, Inc.	$591.0	$1,094.4	2,112
Isilon Systems, Inc.	$118.0	$451.8	394
LSI Corporation	$2,327.2	$3,748.5	5,357
Plantronics, Inc.	$706.6	$1,315.1	3,600
Qlogic Corporation	$588.2	$2,208.5	1,031
Silicon Graphics International Corp.	$206.6	$211.5	318
Quantum	$747.5	$311.5	1,870

     In conducting its annual review of our Peer Group, the Consultant recommended that the Committee remove four companies from the Fiscal 2010 Peer Group based on revenue size. These companies were Adaptec, Inc., Datalink Corp., Dot Hill Systems Corp. (each of which is significantly smaller than the Company based on revenue) and NetApp, Inc. (which is significantly larger than the Company based on revenue). The Committee concluded that the above Peer Group of 18 companies was sufficient for competitive executive compensation purposes and therefore determined not to replace the four companies who were removed due to revenue size.

     Performance Evaluation Process

     We believe strongly in maintaining a compensation program that reflects a “pay-for-performance” philosophy. Accordingly, we have established and follow a formal annual performance review and evaluation process under which the individual performance of our executive officers is reviewed by our CEO with the Committee. Under this process, which typically occurs in June of each year, our CEO conducts and prepares written performance evaluations for each of our executive officers detailing their performance for the prior fiscal year. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year and results against any pre-established annual performance objectives. Based on this evaluation, each executive officer is assigned a performance evaluation rating by our CEO. Upon the completion of the written performance evaluations and the assignment of a rating, our CEO meets with the Committee to review and discuss these performance evaluations and his rationale for the assigned performance ratings.

     Executive Compensation Review and Approval Process

     As part of the annual performance review and evaluation process, our CEO presents compensation recommendations for our executive officers to the Committee, including base salary adjustments, bonus awards and equity awards. In making these recommendations, our CEO takes into account the following factors:
  The median compensation levels from the Peer Group and the Radford Global Technology Survey for each element of direct compensation (i.e., salary, bonus and equity awards) for each of our executive officers;
  The annual performance of each executive officer based on his assessment of his or her contributions to our overall performance, including the ability of the executive officer to successfully lead his or her functional organization and to work effectively across the entire organization;
  The scope of each executive officer’s role and the assumption of any additional duties and responsibilities by the executive officer during the fiscal year;
  Internal compensation equity among our executive officers;
  Our performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and
  Our performance for the fiscal year against the Peer Group;
     In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.

     Through the performance evaluation and compensation review process, the Committee reviews the written performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers. With respect to the performance evaluation and compensation review process for our CEO, the Committee and the other independent members of the Board of Directors conduct a similar review of our CEO’s performance against his pre-established objectives for the fiscal year and determines our CEO’s compensation for the fiscal year.

     Elements of Compensation

     Consistent with our compensation philosophy and objectives, the Committee provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. To that end, our executive compensation program consists of base salary, an annual bonus, equity awards, and perquisites and other benefits.

     Base Salary

     Overview

     The Committee believes that it is necessary to provide base salaries to enable us to secure the services of key executive talent. The base salaries of our executive officers are typically reviewed annually and are adjusted in accordance with individual performance and competitive practice. In addition, base salaries may be adjusted in the case of promotions. As in previous years, the Committee continues to generally position the base salaries of our executive officers at approximately the median of the competitive market.

     Base Salary Adjustments Made in Fiscal 2011

Executive Officer	Title	Fiscal 2010 Salary	Salary Increase %	Fiscal 2011 Salary
Richard Belluzzo	CEO	$700,000	0%	$700,000
Jon Gacek	President & COO	$394,024	6.6%	$420,024
Linda Breard	CFO	$250,080	30.0%	$325,000
William Britts	EVP, Sales, Marketing &	$350,004	0%	$350,000
	Service
Shawn Hall	SVP, General Counsel	$290,108	0%	$290,108
Barbara Barrett	SVP, Human Resources	$248,004	0%	$248,004

     In reviewing the base salary of our CEO in Fiscal 2011, the Committee, together with the other independent members of the Board of Directors, compared his base salary against the median base salaries of the CEOs in our Peer Group. This review showed our CEO’s base salary to be above the market median. After considering the market review and Company and individual performance for Fiscal 2010, the Committee, together with the other independent members of the Board of Directors, determined not to increase our CEO’s base salary for Fiscal 2011.

     In reviewing the base salaries of the remaining executive officers in Fiscal 2011, our CEO and the Committee compared the base salaries against the median base salaries for comparable positions in the Radford Global Technology Survey for similarly-sized high-technology companies. This review showed the base salaries for our executive officers, other than for Mr. Gacek and Ms. Breard, to be at or near the market median. After considering the market review, as well as each of the other factors noted above for reviewing executive officer compensation, our CEO recommended, and the Committee approved, increasing the base salaries for Mr. Gacek and Ms. Breard and providing no adjustments to the base salaries of the remaining executive officers.

     Mr. Gacek’s base salary was increased by $26,000 to position his base salary at closer to the market median of the base salaries for executives holding the dual positions of Chief Operating Officer and Chief Financial Officer. Ms. Breard’s base salary was increased by a total of $74,920 during Fiscal 2011 to first position her salary at closer to the market median of base salaries for executives holding senior financial positions and second to reflect her subsequent promotion to Chief Financial Officer. Ms. Breard’s resulting base salary positions her slightly below the market median for Chief Financial Officers. The decision not to adjust the base salaries of the remaining executive officers for Fiscal 2011 was based primarily on the positioning of their current base salaries against the market which were at or slightly below the market median.

     Annual Bonus Plan

     Overview of Annual Bonus Plan

     Our executive officers are eligible to earn annual bonuses under the Company’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”). The Executive Officer Incentive Plan is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy. The Executive Officer Incentive Plan supports this philosophy by tying annual cash incentive compensation levels to both corporate and individual performance.

     The Executive Officer Incentive Plan provides for the funding of a bonus pool based upon the achievement of one or more pre-established financial or business performance objectives. If the bonus pool is funded, our executive officers are eligible to receive discretionary bonus awards based on a combination of the level of bonus plan funding, their individual target annual bonus award opportunity and their individual performance for the fiscal year.

     Target Annual Bonus Award Opportunity

     Each executive officer has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is expressed as a percentage of his or her base salary. Target annual bonus award opportunities are reviewed as part of our annual compensation review process and are adjusted in accordance with competitive practice.

Executive Officer	Title	Fiscal 2010 Target	Fiscal 2011 Target
Richard Belluzzo	CEO	100%	100%
Jon Gacek	President & COO	70%	70%
Linda Breard	CFO	35%	50%
William Britts	EVP, Sales, Marketing &	70%	70%
	Service
Shawn Hall	SVP, General Counsel	50%	50%
Barbara Barrett	SVP, Human Resources	40%	40%

     For Fiscal 2011, the Committee increased the target annual bonus award opportunity for Ms. Breard to 50% from 35% to reflect her promotion to Chief Financial Officer. Ms. Breard’s new target annual bonus opportunity better aligns her bonus opportunity internally with our other executive officers as well as with the market median target annual bonus opportunity for Chief Financial Officers.

     Although each executive officer has an annual bonus target, bonus awards for our executive officers under the Executive Officer Incentive Plan may be above or below the established target annual bonus award opportunities, as determined by the Committee, depending on actual Company and individual performance.

     Annual Bonus Plan Performance Metric and Target for Fiscal 2011

     For Fiscal 2011, the Committee approved the use of Non-GAAP operating income as the Company performance metric for the Executive Officer Incentive Plan. The Committee continues to believe that Non-GAAP operating income is an appropriate measure of our financial performance as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for our stockholders and satisfying our obligations to our debt holders. For purposes of the Fiscal 2011 Executive Officer Incentive Plan, “Non-GAAP operating income” is defined as operating income minus restructuring charges, amortization of intangibles, and stock-based compensation charges.

     The Executive Officer Incentive Plan provides for funding of a bonus pool for annual awards based upon the achievement of a pre-established annual Non-GAAP operating income performance target. The annual non-GAAP operating income performance target for Fiscal 2011 was set at the beginning of Fiscal 2011 in conjunction with the approval of our annual operating plan. The annual operating plan is considered and discussed extensively by our Board of Directors and senior management before it is approved by the Board of Directors. The annual Non-GAAP operating income performance target for Fiscal 2011 was set at $105 million and represented a significant increase over the Fiscal 2010 Non-GAAP operating income performance target of $86 million. The Board of Directors believed that the achievement of this target level of Company performance would require a high level of performance by our CEO and executive officers.

     Funding of Bonus Plan for Fiscal 2011

     The Committee determined that if the Fiscal 2011 Non-GAAP operating income performance target was achieved, a bonus pool of $8.0M would be established, with such bonus pool to fund both the Executive Officer Incentive Plan and the Quantum Incentive Plan (“QIP”). The QIP is the annual bonus plan for the Company’s non-executive vice presidents and other eligible non-commissioned employees. The Committee determined that the minimum level of Company performance that would be required to begin funding the bonus pool would be 80% of the annual operating income performance target. At 80% of the operating income performance target (which was equal to $84 million), a bonus pool of $2.0 million would be established. For performance below 80% of the operating income performance target the Committee determined that there would be no funding of the bonus pool.

     Payment of Bonus Awards for Fiscal 2011

     Provided a bonus pool is funded for the Executive Officer Annual Incentive Plan by the Committee, our CEO makes recommendations for bonus awards for our executive officers, other than himself, based on the individual bonus targets for our executive officers as well as on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all bonus awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The Committee, together with the other independent members of the Board of Directors, determines the bonus award, if any, payable to our CEO from the funded bonus pool.

     Following the completion of Fiscal 2011, the Committee compared our actual Non-GAAP operating income results to the annual performance target. Because our actual Non-GAAP operating income results for Fiscal 2011 of $67 million fell short of the minimum performance level of 80% of the Non-GAAP operating income performance target ($84 million) needed to begin funding the bonus pool, the Committee concluded that no bonus pool would be funded for Fiscal 2011 which resulted in no bonus awards to our executive officers under the Executive Officer Incentive Plan for Fiscal 2011.

     Equity Awards

     Overview of Equity Award Program

     Historically, the cash compensation of our executive officers has been supplemented with long-term equity awards under the Company’s 1993 Long-Term Incentive Plan (the “1993 Stock Plan”) that tie their overall compensation to the performance of our common stock. Equity awards are granted to our executive officers to (i) provide at-risk equity compensation consistent with our pay-for-performance philosophy and (ii) align the interests of our executive officers with those of our stockholders by providing them with significant equity stakes in the Company. The Committee determines, on a discretionary basis, whether an equity award should be granted and the number of shares of our common stock subject to the equity award.

     Establishment of Stock Pool for Equity Awards

     Each fiscal year, as part of the development and approval of the Company’s annual compensation program, the Committee establishes a stock pool for the purpose of granting annual equity awards to our executive officers and other eligible employees. In establishing the size of the overall stock pool, the Committee considers a number of factors, including (i) market data regarding the size of competitive equity pools, (ii) market data regarding the competitive size and value of equity awards provided to similar executive officers and other employees, (iii) the resulting impact the stock pool would have on our annual and three-year average burn rates, (iv) the impact of the equity awards to be granted during the fiscal year, when combined with the outstanding equity awards, on our overhang and stockholder dilution, and (v) the impact of the stock pool on the remaining shares of stock available for grant under the 1993 Stock Plan. For this purpose, “burn rate” is defined as the number of stock options granted during the year plus the number of restricted stock units (“RSUs”) granted during the year (with the number of RSUs multiplied by a factor of 1.5) divided by the average number of shares outstanding during the year and “overhang” is defined as the number of outstanding stock options at the end of the year plus the number of outstanding unvested RSUs at the end of the year plus the number of shares remaining for grants at the end of the year divided by the total number of shares outstanding at the end of the year.

     Allocation of Stock Pool

     Once the size of the overall stock pool is established, the Committee approves the allocation of a portion of the stock pool to be used to grant equity awards to our executive officers as a group. The determination of the allocation of the pool for these equity awards is based on the Committee’s analysis and assessment of competitive market practices about equity awards, including the percentage of shares and total equity value typically reserved for and actually granted to similar executive officers.

     Form of Annual Equity Awards

     Historically, the Company granted equity awards primarily in the form of stock options because the Committee believes that stock options are an appropriate vehicle for providing our executive officers with the incentive to increase the Company’s share price, and are consistent with the Committee’s pay-for-performance philosophy. However, several years ago, the Committee undertook an initiative to reduce the dilution, burn rate and overhang resulting from the use of equity awards and began granting equity awards in the form of RSUs since RSUs require fewer shares of common stock to provide comparable equity value. In keeping with that initiative, the Committee has continued to grant equity awards in recent years in the form of RSUs. Additionally, unlike stock options, RSUs have financial value regardless of stock price and therefore serve as a valuable vehicle for retention purposes. The ultimate value of both types of awards is directly related to the value of our common stock and both types of awards incent executive officers to achieve the Company's goals and targets. The Committee believes this strategy serves the dual function of retaining executive officers and rewarding them for performance, and that it also aligns the interests of our executive officers with those of its stockholders. In Fiscal 2011, the Committee continued that philosophy and determined that the equity awards to be granted to our executive officers would be made entirely in the form of RSUs.

     Size of Annual Equity Awards

     In determining the size of the annual equity awards to be granted to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, our CEO recommends, and the Committee reviews and approves, annual equity award grant guidelines for each level of executive officer position and performance rating category. The equity award grant guidelines are established based on the number of shares available from the stock pool for equity awards to our executive officers. Using these annual equity award grant guidelines, our CEO makes specific recommendations to the Committee regarding the size of the equity award to be granted to each of our executive officers. The recommendations of our CEO as to the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors: (i) the grant date value of equity awards granted to similar executive officers as reported in the Radford Global Technology Survey for technology companies of similar size; (ii) individual performance of each executive officer for the prior fiscal year; (iii) internal consistency and comparability in terms of the size of the grants among the executive officers and (iv) the current outstanding equity awards held individually by each of the executive officers. Although our philosophy is to target the market median equity grant date value for our annual equity award grants, when making equity award grants to our executive officers, the value of the resulting equity awards may be above or below the market median grant value depending upon the number of shares available for equity grants, the value of those shares at the time of grant and the individual performance of our executive officers.

     The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The Committee, together with the other independent members of the Board of Directors applies the same factors in determining the size and form of the equity award for our CEO.

     Annual Equity Award Grant Stock Pool for Fiscal 2011

     For the Fiscal 2011 annual equity awards, the Committee approved a total stock pool of 6 million shares of our common stock to be granted in the form of RSUs. Of that pool, the Committee allocated 2.3 million shares for equity awards to our executive officers and our non-executive vice presidents. The Committee determined that the overall pool of shares, and the portion to be allocated for granting equity awards to our executive officers and non-executive vice presidents, was appropriate to assist the Company in (i) granting market-competitive equity awards, (ii) granting equity awards sufficient in size to enable the Company to retain its key management talent, (iii) granting equity awards in the form of RSUs to continue its philosophy of aligning the interests of our executive officers with those of our stockholders, and (iv) granting equity awards to incent our executive officers to improve Company performance and increase the Company’s stock price. In determining the size of the stock pool, the Committee considered the resulting annual and three-year average burn rates to be a significant factor. Based on a stock pool of 6 million shares, the Committee projected the annual burn rate for Fiscal 2011 to be approximately 4.00% and the three-year burn rate for the period Fiscal 2009 – Fiscal 2011 to be approximately 4.80%. The Committee concluded that the projected three-year average burn would be well below the 2011 three-year average burn rate cap of 5.84% established by ISS for the Company’s industry classification. The Committee also concluded that the projected issued and total overhang for Fiscal 2011 of 12.63% and 18.02%, respectively, would be below the median of the competitive market and the median for our Peer Group.

     Fiscal 2011 Annual Equity Award Grants

     Using the established equity award guidelines, and the factors established for purposes of determining the size of individual equity awards, the Committee approved the following annual equity awards to the executive officers in Fiscal 2011:

Executive Officer	Title	RSUs Granted	Grant Date Value
Richard Belluzzo	CEO	550,000	$1,023,000
Jon Gacek	President & COO	250,000	$465,000
Linda Breard	CFO	100,000	$186,000
William Britts	EVP, Sales, Marketing &	140,000	$260,400
	Service
Shawn Hall	SVP, General Counsel	70,000	$130,200
Barbara Barrett	SVP, Human Resources	70,000	$130,200

     For each of the executive officers, including Mr. Belluzzo, the equity awards were positioned within the established equity award grant guidelines based on a combination of the above factors. In each case, the grant date value of the equity awards at the time of grant was well below the competitive median market value based on the Company’s stock price at the time of grant.

     For the RSUs granted in Fiscal 2011, the Committee imposed a three-year vesting schedule with one-third of the shares underlying the awards vesting each year. The Committee chose this vesting schedule for retention purposes and to provide our executive officers with reasonable equity-based compensation over the next three years should the Company’s stock price increase accordingly.

     Timing & Pricing of Equity Awards

     We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time. The Committee has instituted a policy that equity awards, including RSUs and stock option grants, are typically approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first business day of each month, or as close as reasonably possible to the first business day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee approves in writing the equity award grant.

     As required by the 1993 Stock Plan, the exercise price for all stock option grants is set at not less than the closing market price of our common stock on the date of grant.

     Perquisites and Other Benefits

     Perquisites - We offer Company-paid financial counseling and tax preparation services to all executive officers and non-executive vice presidents. Our executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the executive officers’ responsibilities. Other than this perquisite and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full time employees.

     Employee Stock Purchase Plan - We offer all employees, including our executive officers, the ability to acquire shares of our common stock through a tax-qualified employee stock purchase plan (the “ESPP”). This plan allows employees to purchase shares of our common stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.

     Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers are identical to those offered to other full time employees.

     Qualified Retirement Benefits – All U.S.-based employees, including our executive officers, are eligible to participate in the Company’s tax-qualified Section 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. The matching contribution for our executive officers is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified Section 401(k) Savings Plan, which does not include an opportunity to invest in shares of our common stock.

     Non-Qualified Deferred Compensation Plan - We maintain a non-tax qualified deferred compensation plan which allows select employees, including all of our executive officers, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of our common stock. The deemed investment accounts mirror the investment options available under the Company’s Section 401(k) plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s Section 401(k) plan. We do not make employer or matching contributions to the deferred accounts under the non-tax qualified deferred compensation plan. We offer the non-tax qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2011, none of our executive officers participated in the non-tax qualified deferred compensation plan.

     Change of Control Severance Policy, Employment Agreements and Severance Agreements

     Change of Control Agreements

     We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Board of Directors, and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent.

     Effective through the end of Fiscal 2011, the principal severance benefits for Mr. Belluzzo, as CEO, under his change of control agreement were as follows:
  a lump sum payment equal to 300% of his then established base compensation;
  a lump sum payment equal to 300% of the average of his actual annual bonuses received during the previous two (2) years;
  payment of COBRA premiums for twelve (12) months;
  vesting of any unvested equity-based compensation award then held by him; and
  if applicable, a gross-up payment in the amount of any excise tax incurred by him as a result of the benefits received under the agreement.
     Effective through the end of Fiscal 2011, the principal severance benefits for our other executive officers under their change of control agreements were as follows:
  a lump sum payment equal to 200% of the executive officer’s then established base compensation;
  a lump sum payment equal to 200% of the average of the executive officer’s actual annual bonuses received during the previous two (2) years;
  payment of COBRA premiums for twelve (12) months;
  vesting of any unvested equity-based compensation award then held by the executive officer; and
  if applicable, a gross-up payment in the amount of any excise tax incurred by the executive officer as a result of the benefits received under the agreement.

     Effective April 1, 2011 (the first day of Fiscal 2012), we amended our change of control agreements. As amended, the benefits that would be provided to Mr. Gacek, as CEO, in the event of both a change of control of the Company and a qualifying termination of employment would be:
  a lump sum payment equal to 200% of his then established base compensation;
  a lump sum payment equal to 200% of his target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by him.
     As amended, the benefits that would be provided to Mr. Belluzzo, as Executive Chairman, in the event of both a change of control of the Company and a qualifying termination of employment would be the same as those provided to Mr. Gacek except that the lump sum payment is equal to the base salary he would have earned if he had remained employed through the end of his term as Executive Chairman.

     As amended, the benefits that would be provided to our other executive officers in the event of both a change of control of the Company and a qualifying termination of employment would be:
  a lump sum payment equal to 150% of the executive officer’s then established base compensation;
  a lump sum payment equal to 150% of the executive officer’s target annual bonus;
  payment of COBRA premiums for twelve (12) months; and
  vesting of any unvested equity-based compensation award then held by the executive officer.
     In all cases, these benefits are subject to the executive officer’s execution of a release of claims in favor of the Company. The purpose of the change of control agreements is to ensure that we will have the continued dedication of our executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in our Peer Group, to provide sufficient incentive to the individuals to remain employed with us, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control of the Company. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.

     Employment Offer Letters

     We entered into offer letters with Mssrs. Belluzzo, Gacek, and Britts at the time of their initial employment by us. These offer letters were entered into in order to secure the services of Mssrs. Belluzzo, Gacek and Britts and provided for initial base salaries, target annual bonus opportunities and stock option and restricted stock unit awards. These offer letters also provided for the payment of severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company.

     Under Mr. Belluzzo’s original offer letter, which was effective through the end of Fiscal 2011, if he was constructively terminated or involuntarily terminated by the Company other than for cause, and other than in connection with a change of control of the Company, he would have received a payment in the amount of 12 months base salary subject to his execution of a separation agreement and general release. Under the offer letter Mr. Belluzzo executed in connection with his appointment as Executive Chairman, and effective April 1, 2011, and in addition to the compensation arrangements noted earlier, he will receive the base salary he would have earned through the end of his term in the event his employment is terminated other than for cause prior to the end of his term.

     Under Mr. Gacek’s original offer letter, which was effective through the end of Fiscal 2011, if he was involuntarily terminated, in a context other than a change of control of the Company, he would have received a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release. Under the offer letter Mr. Gacek executed in connection with his appointment as CEO, and effective April 1, 2011, and in addition to the compensation arrangements noted earlier, he will be provided a severance benefit of twelve months of base salary and benefits coverage for twelve months in the event his employment is terminated other than for cause, subject to his execution of a separation agreement and general release.

     The original offer letter signed by Mr. Britts remains in effect and provides that if Mr. Britts is involuntarily terminated, in a context other than a change of control of the Company, under his offer letter he will receive a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release.

     The purpose of these offer letters is to ensure that the Company will have the continued dedication of these executive officers by providing sufficient incentive to the individuals to remain with us and to enhance their financial security. The Board of Directors believes that these offer letters serve the best interests of stockholders because they enable us to secure the services of these individuals at a cost that is both appropriate and reasonable.

     Stock Ownership Guidelines

     During Fiscal 2011, we adopted stock ownership guidelines for our CEO and for our non-employee directors. For our CEO, the stock ownership guidelines require our CEO to acquire and hold shares of our common stock with a value at least equal to three times his annual base salary. For our non-employee directors, the stock ownership guidelines require them to acquire and hold shares of our common stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. Although our CEO and non-employee directors still have time to comply with the stock ownership guidelines, each of them met the required ownership threshold as of the last day of Fiscal 2011. While the Committee encourages executive share ownership for our other executive officers, we do not currently require those executive officers to own shares of our stock with a minimum stated value.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

     The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While we currently seek to preserve deductibility of compensation paid to our executive officers under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based RSUs continue to play a significant role in our executive compensation program since such RSUs are not deemed to be performance-based under Section 162(m). With respect to our CEO, $515,109 of the compensation paid to him in Fiscal 2011 was determined to be non-deductible under Section 162(m). With respect to our other executive officers, no portion of their compensation in Fiscal 2011 was determined to be non-deductible under Section 162(m).

     Section 409A of the Internal Revenue Code

     Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and certain equity awards. As described above, we maintain a non-tax qualified deferred compensation plan, have entered into severance and change of control agreements with our executive officers and grant equity awards. However, to assist in the avoidance of additional tax under Section 409A, we structure our equity awards in a manner intended to comply with or be exempt from the applicable Section 409A requirements. With respect to the non-tax qualified deferred compensation plan and the severance and change of control agreements, we have determined that the plan and such agreements are in compliance with or are exempt from Section 409A.

     Accounting Considerations

     We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date value of equity-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award.

REPORT OF THE COMPENSATION COMMITTEE1

     We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

     Submitted by the Leadership and Compensation Committee of the Board of Directors:

Elizabeth A. Fetter, Chair
Joseph A. Marengi
Paul R. Auvil III

EXECUTIVE COMPENSATION

     The following table lists the annual compensation for our named executive officers for Fiscal 2011.

Summary Compensation Table

Name and Title	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Richard E.	2011	$700,000	$90,000	$1,023,000	$0	$0	$0	$10,850	$1,823,850
Belluzzo	2010	$700,000	$0	$117,000	$567,280	$0	$0	$10,500	$1,394,780
Chairman and	2009	$700,000	$0	$644,000	$0	$0	$0	$8,754	$1,352,754
Chief Executive
Officer

Jon W. Gacek	2011	$413,025	$60,000	$465,000	$0	$0	$0	$7,500	$945,525
President and	2010	$386,639	$80,000	$197,300	$354,550	$0	$0	$7,488	$1,025,977
Chief Operating	2009	$365,404	$0	$165,375	$0	$0	$0	$4,956	$535,735
Officer

Linda M. Breard	2011	$272,934	$15,000	$186,000	$0	$0	$0	$6,822	$480,756
Chief Financial
Officer

William C. Britts	2011	$350,004	$0	$260,400	$0	$0	$0	$0	$610,404
Executive Vice	2010	$350,004	$0	$64,350	$195,003	$0	$0	$0	$609,358
President, Sales,	2009	$350,004	$0	$118,125	$0	$0	$0	$0	$468,129
Marketing &
Service

Shawn D. Hall	2011	$290,019	$0	$130,200	$0	$0	$0	$8,145	$428,364
Senior Vice	2010	$290,019	$25,000	$87,900	$141,820	$0	$0	$8,340	$553,079
President,	2009	$286,553	$0	$70,875	$0	$0	$0	$7,023	$364,451
General Counsel
and Secretary

Barbara L. Barrett	2011	$248,005	$0	$130,200	$0	$0	$0	$7,082	$385,287
Senior Vice	2010	$248,005	$0	$53,820	$141,820	$0	$0	$6,497	$450,142
President, Human	2009	$244,908	$0	$70,875	$0	$0	$0	$4,732	$320,515
Resources
____________________

1 This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(1)	The amounts included in the Salary column for Fiscal 2011 represent the dollar value of the cash base salaries earned in Fiscal 2011. Further detail related to base salaries follows:
  The annual base salaries of Mr. Belluzzo, Mr. Britts, Mr. Hall and Ms. Barrett were not increased during Fiscal 2011.
  Mr. Gacek’s annual base salary increased from $394,024 to $420,026 in July of 2010.
  Ms. Breard’s annual base salary increased from $250,080 to $270,081 in July of 2010 and a subsequent increase to $325,000 was made in February of 2011.
(2)	The bonuses paid to Mr. Belluzzo, Mr. Gacek, and Ms. Breard in Fiscal 2011 were discretionary bonuses related to fiscal year 2010 performance and were described in the CD&A in the Company’s Fiscal 2010 Proxy Statement.

(3)	Value of equity awards was computed in accordance with ASC 718. Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 14, 2011.

(4)	No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the named executive officers in Fiscal 2011.

(5)	There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor were there any above market or preferential earnings on compensation that was deferred.

(6)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2011 consist of the following:

Name	401(k) Matching Contributions	Severance Payments	Financial Planning(a)	Other Comp(b)
Richard E. Belluzzo	$7,350	$0	$3,500	$0
Jon W. Gacek	$7,500	$0	$0	$0
Linda M. Breard	$6,556	$0	$66	$200
William Britts	$0	$0	$0	$0
Shawn D. Hall	$7,350	$0	$795	$0
Barbara L. Barrett	$6,247	$0	$835	$0
____________________

(a)	Payments include reimbursement for financial counseling and tax preparation services.

(b)	Payment includes reimbursement for fitness center membership.

Grants of Plan-Based Awards

     The following table presents information on plan-based awards granted during Fiscal 2011. All equity awards specified in this table were made pursuant to the 1993 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (5)	Threshold (#)	Target (#)	Maximum (#)
Richard E. Belluzzo	7/1/10	—	—	—	—	—	—	550,000	(4)	—	$1.86	$1,023,000
		—	$700,000	—	—	—	—	—		—	—	—
Jon W. Gacek	7/1/10							250,000	(4)		$1.86	$465,000
		—	$294,018	—	—	—	—
Linda M. Breard	7/1/10	—	—	—	—	—	—	100,000	(4)	—	$1.86	$186,000
		—	$162,500	—	—	—	—	—		—	—	—
William C. Britts	7/1/10	—	—	—	—	—	—	140,000	(4)	—	$1.86	$260,400
		—	$245,003	—	—	—	—	—		—	—	—
Shawn D. Hall	7/1/10	—	—	—	—	—	—	70,000	(4)	—	$1.86	$130,200
		—	$145,009	—	—	—	—
Barbara L. Barrett	7/1/10	—	—	—	—	—	—	70,000	(4)	—	$1.86	$130,200
		—	$ 99,202	—	—	—	—	—		—	—	—

____________________

(1)	Amounts reflect target payments under the Company’s Executive Annual Incentive Plan. In June of each year, the Committee (and in the case of the CEO, the independent directors) annually review and approve the named executive officers’ bonus targets. No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the named executive officers in Fiscal 2011.

(2)	In Fiscal 2011, there were no equity incentive plan awards made to any of the named executive officers.

(3)	Value of equity awards was computed in accordance with ASC 718. Assumptions used in the calculation of the value are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on or about June 14, 2011.

(4)	Restricted stock units will vest (based on continued employment) annually over three years beginning July 1, 2010.

(5)	There is no specific maximum amount under the Company’s Executive Annual Incentive Plan for any of the named executive officers. However, the plan provides that no participant’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15 million or 6 million shares.

Outstanding Equity Awards at Fiscal Year End 2011

     The following table provides information with respect to outstanding stock options and RSUs held by the named executive officers as of March 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Richard E. Belluzzo	200,000	(16)	600,000	(16)		$0.98	7/1/16	50,000	(18)	$126,000
	720,000	(15)				$3.17	6/30/14	550,000	(19)	$1,386,000
	1,000,000	(11)				$2.15	7/31/13
	1,000,000	(7)				$3.78	3/12/14
	1,000,000	(6)				$3.78	3/12/14
	134,680	(5)				$2.97	9/3/12
	1,865,320	(5)				$2.97	9/3/12
Jon W. Gacek	125,000	(16)	375,000	(16)		$0.98	7/1/16	25,000	(18)	$63,000
	225,000	(15)				$3.17	6/30/14	250,000	(19)	$630,000
	1,000,000	(12)				$2.15	8/22/13
	179,268	(14)				$1.71	8/13/13
	119,512	(13)				$1.52	8/13/14
Linda M. Breard	187,500	(16)				$0.98	7/1/16	12,500	(18)	$31,500
								100,000	(19)	$252,000
William C. Britts	68,750	(16)	206,250	(16)		$0.98	7/1/16	15,000	(18)	$37,800
	225,000	(15)				$3.17	6/30/14	140,000	(19)	$352,800
	179,268	(14)				$1.71	8/13/13
	1,000,000	(12)				$2.15	8/22/13
	119,512	(13)				$1.46	8/22/10
Shawn D. Hall	0	(16)	150,000	(16)		$0.98	7/1/16	15,000	(18)	$37,800
	105,000	(15)				$3.17	6/30/14	70,000	(19)	$176,400
	17,500	(10)				$2.92	6/28/12
	40,000	(9)				$2.62	5/31/12
	35,000	(8)				$2.93	7/1/11
	40,000	(4)				$2.08	7/31/12
	33,000	(3)				$6.70	5/2/12
	16,500	(3)				$6.70	5/2/12
	21,875	(2)				$9.70	7/31/11
	3,125	(1)				$9.70	7/31/11

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Barbara L. Barrett	50,000	(16)	150,000	(16)		$0.98	7/1/16	12,500	(18)	$31,500
	105,000	(15)				$3.17	6/30/14	70,000	(19)	$176,400
	20,000	(10)				$2.92	6/28/12
	50,000	(9)				$2.62	5/31/12
	31,500	(8)				$2.93	7/1/11
	20,000	(17)				$2.98	8/27/12
	10,000	(4)				$2.08	7/31/12
	5,000	(3)				$6.70	5/2/12
	10,000	(3)				$6.70	5/2/12
	7,500	(1)				$9.70	7/31/11
____________________

(1)	Granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.
(2)	Granted 7/31/01; vested monthly in equal installments over three years beginning 7/1/01.
(3)	Granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.
(4)	Granted 7/31/02; vested monthly in equal installments over four years beginning 7/1/02.
(5)	Granted 9/3/02; 25% vested on 9/1/03 with 75% vested monthly in equal installments over three years beginning 9/1/03.
(6)	Granted 3/12/04; vested monthly in equal installments over four years beginning 3/1/04.
(7)	Granted 3/12/04; vested monthly in equal installments over two years beginning 3/1/04.
(8)	Granted 6/7/04; vested monthly in equal installments over four years beginning 7/1/04.
(9)	Granted 6/2/05; vested monthly in equal installments over four years beginning 6/1/05.
(10)	Granted 6/28/05; vested monthly in equal installments over four years beginning 7/1/05.
(11)	Granted 7/31/06; vested monthly in equal installments over four years beginning 8/1/06.
(12)	Granted 8/22/06; 33% vested on 8/22/07 and 67% vested monthly in equal installments over two years beginning 08/22/07.
(13)	Granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.
(14)	Granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.
(15)	Granted 6/30/07; vested annually in equal installments over three years beginning 7/1/07.
(16)	Granted 7/1/09; 25% vested on 7/1/10, 50% to vest on 7/1/11, and 25% to vest on 7/1/12.
(17)	Granted 8/27/02; vested monthly in equal installments over four years beginning 8/1/02.
(18)	Granted 6/1/09; vested annually in equal installments over two years beginning 6/1/09.
(19)	Granted 7/1/10; vesting annually in equal installments over three years beginning 7/1/10.

Notes: The table above uses a price of $2.52 per share, the market price of our Common Stock as of March 31, 2011.

Option Exercises and Stock Vested in Fiscal 2011

     The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our named executive officers during Fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Richard E. Belluzzo	—	—	396,666	$689,466
Jon W. Gacek	111,600	$143,222	241,250	$484,425
Linda M. Breard	496,645	$753,761	66,333	$137,449
William C. Britts	149,539	$182,808	108,750	$219,075
Shawn D. Hall	50,000	$93,850	102,916	$206,124
Barbara L. Barrett	—	—	71,416	$146,904
____________________

(1)	Value calculated is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)	Value is calculated by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Nonqualified Deferred Compensation

     The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2011, no executive officers elected to defer compensation under this Plan and no executive officer maintains a balance in this Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above and under the agreements as they existed on the last day of Fiscal 2011 for our executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2011 (March 31, 2011), outstanding equity awards were not assumed or substituted for in connection with a change of control, and the price per share of the Company’s common stock is the closing price on the NYSE as of that date ($2.52). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits differs with respect to such triggering event. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 18 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
Richard E. Belluzzo	Cash Severance Payments	$2,235,000	$1,050,000
	Vesting Acceleration(1)	$1,470,551	$0
	Continued Coverage of Employee Benefits(2)	$14,778	$0
	Tax Gross-up	$1,466,373	$0
	Total Termination Benefits:	$5,186,702	$1,050,000

Jon W. Gacek	Cash Severance Payments	$980,048	$420,024
	Vesting Acceleration(1)	$682,511	$0
	Continued Coverage of Employee Benefits(2)	$20,832	$0
	Tax Gross-up	$0	$0
	Total Termination Benefits:	$1,683,391	$420,024

Linda M. Breard	Cash Severance Payments	$665,000	$0
	Vesting Acceleration(1)	$278,256	$0
	Continued Coverage of Employee Benefits(2)	$11,733	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$954,989	$0

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 18 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
William C. Britts	Cash Severance Payments	$700,008	$350,004
	Vesting Acceleration(1)	$381,748	$0
	Continued Coverage of Employee Benefits(2)	$20,832	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$1,102,588	$350,004

Shawn D. Hall	Cash Severance Payments	$605,216	$0
	Vesting Acceleration(1)	$197,671	$0
	Continued Coverage of Employee Benefits(2)	$15,199	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$818,086	$0

Barbara L. Barrett	Cash Severance Payments	$496,008	$0
	Vesting Acceleration(1)	$197,538	$0
	Continued Coverage of Employee Benefits(2)	$5,026	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$698,572	$0
____________________

(1)	Reflects the aggregate market value of unvested option grants and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $2.52 and the exercise price of the option, by (ii) the number of shares underlying unvested options at March 31, 2011. For unvested restricted stock unit awards, aggregate market value is computed by multiplying (i) $2.52, by (ii) the number of unvested restricted stock units at March 31, 2011. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications following ASC 718.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2011 COBRA premium rate for health, dental, and vision coverage.

(3)	Assuming that the triggering event took place on the last business day of Fiscal 2011 (March 31, 2011) and the price per share of the Company’s common stock is the closing price on the NYSE as of that date ($2.52), we believe that Mr. Belluzzo would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. As a result, Mr. Belluzzo would have received a payment to pay such excise tax. We do not believe any of our other executive officers would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the tax imposed by Section 4999 of the Internal Revenue Code. As a result, none of our other executive officers would have received any payment to pay such excise tax or any additional payment to pay taxes arising as a result of such tax.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

     At the end of Fiscal 2011, we conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program, and discussed the findings of this risk assessment with the Leadership and Compensation Committee of the Board of Directors (the “Committee”). Compensia, the consultant to the Committee, assisted us in conducting the assessment. Our risk assessment included a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. Based on this assessment, we believe that our compensation programs have been appropriately designed to attract and retain talent and properly incent our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating features, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These features include:
  Oversight of the compensation programs by the Committee;
  Discretion provided to the Committee to set targets, monitor performance and determine final payouts;
  Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;
  A balanced mix of compensation programs that focus our employees on achieving both short- and long-term objectives and that provide a balanced mix of cash and equity compensation;
  Caps on the maximum funding under certain programs, including the Executive Officer Incentive Plan and the Quantum Incentive Plan;
  Incentives focused on the use of a reportable and broad-based internal financial metric (Non-GAAP operating income);

  Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys; and
  Multi-year service-based vesting requirements with respect to equity awards.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

     The Audit Committee was established primarily to: i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under its charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2011 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2011 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Dennis P. Wolf, Chair
Paul R. Auvil
Thomas S. Buchsbaum
Edward M. Esber, Jr.
David E. Roberson

____________________

2 This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2011 and for fiscal year 2010:

Amounts in thousands
	2011 Total	2010 Total
Audit Fees(1)	$1,232	$1,584
Audit-related Fees	107	—
Tax Fees(2)	148	147
All Other Fees	—	—

Total	$1,487	$1,731
____________________

(1)	Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

(2)	This category consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee has delegated to a subcommittee comprised solely of members of the Audit Committee the authority to receive all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     In Fiscal 2011, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 2, 2011 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 800, San Jose, CA 95110.

Name	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class(2)
BlackRock Inc.	11,653,183	(3)	5.10%
55 East 52nd Street
New York, NY 10055
Capital Research Global Investors	24,492,710	(4)	10.72%
333 South Hope Street, 55th floor
Los Angeles, CA 90071
FMR LLC	13,220,961	(5)	5.79%
82 Devonshire St.
Boston, MA 02109
Private Capital Management, L.P.	18,179,456	(6)	7.96%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Paul R. Auvil III	272,500	(7)	*
Barbara L. Barrett	472,756	(8)	*
Richard E. Belluzzo	6,195,953	(9)	2.71%
Linda M. Breard	251,588	(10)	*
William C. Britts	2,029,084	(11)	*
Michael A. Brown	331,368	(12)	*
Thomas S. Buchsbaum	295,060	(13)	*
Edward M. Esber, Jr.	225,135	(14)	*
Elizabeth A. Fetter	240,392	(15)	*
Jonathan W. Gacek	2,394,602	(16)	1.05%
Shawn D. Hall	466,860	(17)	*
Joseph A. Marengi	238,854	(18)	*
David E. Roberson	0	(19)	*
Dennis P. Wolf	86,776	(20)	*
All directors and executive officers as a group (15 persons)	13,589,543	(21)	5.95%
____________________

(*)	Less than 1%.

(1)	Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage ownership is based on 228,399,154 shares of Common Stock outstanding as of June 2, 2011. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2011, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011 by BlackRock Inc. on its own behalf and on behalf of certain of its subsidiaries.

(4)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011 by Capital Research Global Investors (“Capital Research”). The reported shares include 1,615,602 shares resulting from the assumed conversion of $7,000,000 principal amount of Quantum Corporation’s 3.50% Convertible Senior Notes due on November 15, 2015. Capital Research holds more than five percent of the outstanding common stock of Quantum as of December 31, 2010 on behalf of SMALLCAP World Fund, Inc.

(5)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 by FMR LLC (“FMR”) on its own behalf and on behalf of certain of its subsidiaries. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 12,341,260 shares of the common stock outstanding of Quantum. The reported shares include 969,361 shares resulting from the assumed conversion of $4,200,000 principal amount of Quantum Corporation’s 3.50% Convertible Senior Notes due on November 15, 2015 held by FMR and certain of its subsidiaries.

(6)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). PCM has sole voting and dispositive power with respect to 1,782,640 shares and shared voting and dispositive power with respect to 16,396,816 shares. PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(7)	Represents 123,500 shares of Common Stock and 149,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(8)	Represents 129,422 shares of Common Stock, 23,334 restricted stock units that will vest on July 1, 2011 and 320,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(9)	Represents 516,429 shares of Common Stock, 196,429 restricted stock units that will vest on July 1, 2011, 13,095 restricted stock units that will vest on August 1, 2011 and 5,470,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter. The Belluzzo Family Trust beneficially owns 100,000 shares.

(10)	Represents 93,254 shares of Common Stock, 33,334 restricted stock units that will vest on July 1, 2011 and 125,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(11)	Represents 252,387 shares of Common Stock, 46,667 restricted stock units that will vest on July 1, 2011 and 1,730,030 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(12)	Represents 144,368 shares of Common Stock and 187,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(13)	Represents 88,893 shares of Common Stock and 206,167 shares subject to Common Stock options exercisable at June 2, 2011 or within sixty (60) days thereafter.

(14)	Represents 119,635 shares of Common Stock, and 105,500 shares subject to Common Stock options exercisable at June 2, 2011 or within sixty (60) days thereafter. The Esber Family Trust beneficially owns 40,000 shares.

(15)	Represents 75,892 shares of Common Stock, and 164,500 shares subject to Common Stock options exercisable at June 2, 2011 or within sixty (60) days thereafter.

(16)	Represents 412,488 shares of Common Stock, 83,334 restricted stock units that will vest on July 1, 2011 and 1,898,780 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(17)	Represents 91,526 shares of Common Stock, 23,334 restricted stock units that will vest on July 1, 2011 and 352,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(18)	Represents 78,854 shares of Common Stock and 160,000 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(19)	David E. Roberson was appointed to Quantum’s board of directors effective May 6, 2011. None of his restricted stock units are vested at June 2, 2011, or within sixty (60) days thereafter.

(20)	Represents 76,276 shares of Common Stock, and 10,500 shares subject to Common Stock options exercisable at June 2, 2011, or within sixty (60) days thereafter.

(21)	Represents 2,148,518 shares of Common Stock; 444,527 restricted stock units that will vest at June 2, 2011 or within sixty (60) days thereafter and 10,996,498 shares subject to Common Stock options vested or exercisable at June 2, 2011, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into change of control agreement with Janae S. Lee, Senior Vice President, Filesystem and Archive Products and Robert S. Clark, Senior Vice President, Disk & Tape Product Group. The material terms of Ms. Lee’s and Mr. Clark’s change of control agreements are the same as for the Company’s named executive officers (other than Ms. Barrett’s) and are described above in the section entitled “Compensation Discussion and Analysis - Change of Control Severance Policy, Employment Agreements and Severance Agreements.”

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 12 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     In accordance with the charter for the Audit Committee and with the Company’s related party transaction policy, which was approved by the Board on August 18, 2010, our Audit Committee reviews and approves in advance any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.

     In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to the Company’s General Counsel and approved in advance by the Company’s General Counsel or the Audit Committee, as applicable.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:
  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10Ks, Form 10Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “About Us” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “About Us” from the home page, selecting “Contact Investor Relations” and then clicking on “Information Request Form.

  To reach our Investor Relations Department, please call or send correspondence to:

  Quantum Corporation
  Attention: Investor Relations Department
  3600 136th Place SE Suite 300 Bellevue, WA 98006

  Tel: 408-944-4450
  Fax: 425-201-1450
  Email:   IR@quantum.com

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
June 29, 2011	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION 1650 TECHNOLOGY DRIVE SUITE 800 SAN JOSE, CA 95110
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M37337-P15153	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QUANTUM CORPORATION					For	Withhold	For All
					All	All	Except
The Board of Directors Recommends a Vote "For" Proposals 1, 2 and 3 and "1 Year" for Proposal 4.
Vote on Directors					☐	☐	☐
1.	Proposal to elect to the Board of Directors.
	01)	Paul R. Auvil III	06)	Jon W. Gacek
	02)	Richard E. Belluzzo	07)	Joseph A. Marengi
	03)	Michael A. Brown	08)	David E. Roberson
	04)	Thomas S. Buchsbaum	09)	Dennis P. Wolf
	05)	Elizabeth A. Fetter
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
Vote on Proposals

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012.	☐	☐	☐

3.	Non-Binding Advisory Vote on Executive Compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

4.	Non-Binding Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation.	☐	☐	☐	☐

5.	Proposal to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and "1 YEAR" for proposal 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M37338-P15153
QUANTUM CORPORATION

Annual Meeting of Stockholders — August 17, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated June 29, 2011, and hereby appoint(s) Jon W. Gacek and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 17, 2011 at 8:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued, and to be signed and dated, on the reverse side.)